Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this registration statement on Form S-4 of Advanced BioEnergy, LLC of the following report appearing in the information statement/prospectus, which is part of this registration statement: report dated January 25, 2006 relating to our audit of the financial statements of Heartland Grain Fuels, L.P. as of December 31, 2005, December 31, 2004 and December 31, 2003 and the related statements of income, partners’ equity and cash flows for the years ended December 31, 2005, December 31, 2004 and December 31, 2003.  We also consent to the reference to our firm under the caption “Experts” in such information statement/
prospectus.

/s/ Gardiner Thomsen, P.C.

Des Moines, Iowa
January 11, 2007